Exhibit 99.2


Wednesday February 15, 2006
FOR IMMEDIATE RELEASE


        New Frontier Energy, Inc. (NFEI) Announces Acquisition of Acreage


DENVER, CO - New Frontier Energy, Inc. (NFEI - OTCBB) today announced the acquisition of 2,500 gross acres in the Flattops Prospect, located in Carbon County Wyoming and Moffat County Colorado, along the eastern extension of the Cherokee Ridge. The Company owns a 100% working interest in the prospect with net revenue interests ranging between 85% and 87.5%. Potential producing formations include the Mesa Verde Almond, Lance and Fort Union. The Olson Draw coal seam of the Fort Union formation is of particular interest as it produces four miles to the west of the Flattops Prospect in the Baggs Wyoming south field.

Paul G. Laird, New Frontier Energy, Inc.'s President and CEO said "We are excited about this prospect and acreage acquisition since it is within 2 miles of Slater Dome LLLP's gas gathering line. If drillling is successful and production is realized we would have gas sales immediately. We anticipate drilling and testing the Fort Union coals in the Flattops Prospect this year. This acquisition positions the company for additional growth in 2006."

About New Frontier Energy, Inc.

New Frontier Energy, Inc. is an independent energy company engaged in the exploration, development and production of natural gas and oil and the acquisition of natural gas and oil properties. The company's current and primary focus is on the development and expansion of the Slater Dome Field. This field is a coalbed methane project encompassing approximately 35,000 acres located in northwest Colorado and southwest Wyoming. The Company owns a majority of the limited partnership interests in a Partnership that owns a 18-mile gas gathering line that delivers gas from the Slater Dome Prospect to a transportation hub located near Baggs Wyoming. New Frontier Energy also holds 28 different leasehold interests in approximately 40,000 gross acres in its Nucla Prospect located in southwest Colorado. The company's common stock is listed on the over the counter bulletin board under the symbol "NFEI". Additional information about New Frontier Energy, Inc. can be found at the Company's website www.nfeinc.com.


For further information contact:

Paul G. Laird, President/CEO           Beverly L. Jedynak, Investor Relations
Phone: 303-730-9994                    Martin E. Janis & Company, Inc.
                                       312-943-1100

This release may contain forward-looking statements including declarations regarding New Frontier Energy, Inc. and it's subsidiary's future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and success of development activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.